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Filed by Crystal Decisions, Inc.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Commission File No.: 333-108400

     This filing relates to the proposed acquisition by Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Business Objects”), of Crystal Decisions, Inc., a Delaware corporation (“Crystal Decisions”). On October 23, 2003, Business Objects S.A. issued the press release which follows. On October 31, 2003, Crystal Decisions posted the press release which follows on its internal website:

FOR IMMEDIATE RELEASE	Jim Tolonen, CFO Business Objects +1 408 953 6000

Don Markley Business Objects Investor Relations +1 408 953 6054 don.markley@businessobjects.com

Anne Guimard Business Objects European Investor Relations +33 1 41 25 39 19 anne.guimard@businessobjects.com

BUSINESS OBJECTS REPORTS RECORD
THIRD QUARTER REVENUE UP 18 PERCENT
AND A SIGNIFICANT INCREASE IN PROFITABILITY

License Revenue Up 8 Percent on
Strength of BusinessObjects Enterprise 6

San Jose, California; Paris, France – October 23, 2003 – Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, today announced record results for the third quarter ended September 30, 2003.

Third quarter revenues were $129.1 million, an increase of 18 percent over revenues of $109.9 million for the quarter ended September 30, 2002. Net income for the third quarter was $10.8 million, or $0.17 per diluted share and ADS, up 122 percent compared to net income of $4.9 million, or $0.08 per diluted share and ADS, in the third quarter of the prior year. The results in the third quarter of the prior year include approximately $3.3 million of non-recurring expenses related to the acquisition of Acta Technology. The results in the third quarter of 2003 include approximately $1.5 million of additional reported general and administrative expenses resulting from activities directly related to the pending acquisition of Crystal Decisions.

“Our performance in the third quarter was outstanding, and reflects the favorable customer response to BusinessObjects Enterprise 6,” said Bernard Liautaud, chairman and chief executive officer. “Enterprise 6 is the key to our improving competitive win rate and growing market share. Importantly, the new suite is compatible with our

Business Objects Reports Q3 2003 Results

previous products, so customers can move to Enterprise 6 and leverage their earlier investment in Business Objects products. Our operating income improved significantly, as we executed according to plan.”

Software license revenues in the quarter were $58.0 million, up 8 percent from the same period in the prior year. Software maintenance revenues, which include license updates and technical support, reached $53.1 million, a 32 percent increase over the same period in the prior year. Professional services revenues were $18.0 million, a 12 percent increase over the prior year, driven by a 22 percent growth in consulting revenue.

Operating margin in the quarter was 10 percent, compared with an operating margin of 4 percent in the third quarter of the prior year.

Powerful BusinessObjects Enterprise 6 Momentum

“We are very pleased with the rapid customer adoption of Enterprise 6,” said Liautaud. “In just the first full quarter of product availability, we achieved the following:

•	Purchases by 275 customers in 15 countries

•	$12 million of license revenue, representing approximately 20 percent of total license revenue in the quarter

•	27 purchases over $100,000, demonstrating substantial commitment to the new products.”

Consistent with the company’s plan for a strong new product rollout, the first upgrade to the suite, BusinessObjects Enterprise 6.1, was delivered as scheduled during the quarter. Enterprise 6.1 provides customers improved analysis for end-users, increased data integration productivity and performance, accelerated analytics, superior enterprise deployability, and end-to-end integration.

Continued Growth for Analytic Applications and Data Integration

During the quarter, 81 customers purchased analytic application products, contributing $5.7 million in license revenues, up 50 percent from the third quarter of 2002. For the first nine months of 2003, analytic applications license revenues were $18.2 million, up 54 percent over the same period in the prior year. The license revenues reported for analytic applications include only revenues from the analytic products, and do not include data integration or business intelligence license revenues that may be associated with the same contracts.

Data Integration products also showed strength during the quarter, contributing $3.9 million in license revenues, a 248 percent increase compared to the third quarter of 2002,

Business Objects Reports Q3 2003 Results

which was an abbreviated quarter for sales of data integration products, resulting from the close of the Acta Technology acquisition on August 23, 2002. The result also represents a 23 percent sequential increase from the quarter ended June 30, 2003. A total of 60 customers purchased Data Integration products, including 12 contracts over $100,000.

Acquisition of Crystal Decisions Expected to Close in Fourth Quarter

The company confirmed that the acquisition of Crystal Decisions is expected to close in the fourth quarter. “Our management has been working closely with counterparts from Crystal Decisions in a disciplined process to develop integration plans that can be implemented upon closing,” said Liautaud. “We currently have 4 task forces and 40 sub-teams dedicated to integration. The planning program is on track and I am very pleased with the progress and level of cooperation between team members.”

Significant Growth in All Regions

Year-over-year revenue performance in dollars for each region was: Europe grew 22 percent (up 6 percent in Euros), Americas grew 10 percent, Japan grew 12 percent (up 11 percent in yen), and Asia-Pacific grew 97 percent. This is the second consecutive quarter in which revenue in Europe increased in local currency.

For the third quarter, revenue distribution by region was as follows: Europe 49 percent, the Americas 43 percent, Japan 4 percent, and Asia-Pacific 4 percent.

Customer and Contract Highlights

The company also reported the following key data for the third quarter:

•	6 contracts over $1 million, and 50 between $200,000 and $1 million

•	365 new customers were added; total customer count exceeds 18,000

•	Key customers included Bank of Japan, Daimler Chrysler, Délégation Générale de l’Armement, Kobe Steel, McDonalds UK , U.S. Army, and U.S. Environmental Protection Agency

•	Indirect channels contributed 43 percent of license revenue

•	At the close of the quarter, the number of quota-carrying sales representatives was 293.

Business Objects Reports Q3 2003 Results

Balance Sheet

As of September 30, 2003, the company had $380 million in cash, cash equivalents, and short-term investments. Total assets were $642 million, compared with $552 million at December 31, 2002.

Foreign Exchange Rate Effects

Business Objects third quarter 2003 reported revenues and expenses were approximately $400,000 greater than if they had been translated using the weighted average exchange rates in effect in the second quarter of 2003, and approximately $7.0 million greater than if they had been translated using the weighted average exchange rates in effect in the third quarter of 2002. Because non-U.S. denominated revenues and expenses were approximately equal, the exchange rate effect was immaterial at the Operating Profit level.

Year-to-Date Results

Revenues for the nine months ended September 30, 2003 were $376.6 million, up 15 percent compared with revenues in the same period of the prior year of $328.6 million. Net income for the nine months ended September 30, 2003 was $31.2 million, or $0.48 per diluted share and ADS, up 12 percent compared with net income for the same period of the prior year of $27.8 million, or $0.43 per diluted share and ADS. The operating margin in the first nine months was 10 percent.

Business Outlook

The guidance below is for Business Objects current operations on a stand-alone basis, not including any transaction costs, expenses, operations, or increased share count that may result from the acquisition of Crystal Decisions.

Management offers the following guidance for the quarter ending December 31, 2003:

Revenue is expected to be in the range of $144 to $147 million. Diluted earnings per share and ADS are expected to be in the range of $0.25 to $0.28.

This press release contains forward-looking statements, including forward-looking statements regarding the company’s revenue and earnings expectations for the quarter ending December 31, 2003, the expected closing date for the pending acquisition of Crystal Decisions, the implementation of plans for the integration of Crystal Decisions, and the strength of the Enterprise 6 product rollout. The forward-looking statements are based on the company’s current expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. The factors that could cause actual results to differ materially include, but are not limited to, the level of demand for the company’s business intelligence solutions, particularly its Enterprise 6 BI suite, changes in customer order patterns, the importance of business

Business Objects Reports Q3 2003 Results

intelligence in the business intelligence tools, data integration, and analytic applications markets, unexpected expenses, continued success in technological advances and the ability of the company to adapt to technological changes, the ability of the company to gain acceptance of its products, the company’s reliance on partners and other third party distribution channels to market and distribute its products, the impact of events outside the United States such as fluctuating currency rates, in particular fluctuations of the euro and yen, worldwide economic and political conditions, the ability of the company to protect its intellectual property, litigation involving intellectual property and other issues, increased competition, delays in the anticipated closing date of the pending Crystal Decisions acquisition, disruptions or inefficiencies in the integration process, and the risk that the acquisition is not consummated for any reason. For a more complete discussion of these factors and additional risk factors that could materially affect the company’s current and future operating results, see the discussions in the company’s Form 10-Q for the quarter ended June 30, 2003, Form 10-K for the fiscal year ended December 31, 2002, and Form S-4 registration statement (registration no. 333-108400) filed with the Securities and Exchange Commission. The company undertakes no obligation to update these forward-looking statements at any time or for any reason.

Conference Call

Business Objects will hold a conference call today, hosted by management, at 1:30 p.m. PDT (10:30 p.m. in Paris), to discuss its Q3 2003 results, and the outlook for Q4. Investors can call 800.399.7988 (from U.S. and Canada) or 706.634.5428 (from Europe). A replay will be available through October 28, at 800.642.1687 (from U.S. and Canada), or 706.645.9291 (from Europe), both with access code “3241518.” The live Webcast can be accessed at the “Investor” section of the Business Objects web site, www.businessobjects.com — and a replay will be available from the site for 180 days after the call.

Additional Information About the Proposed Acquisition and Where to Find It

On August 29, 2003, Business Objects filed a registration statement with the SEC containing Business Objects’ and Crystal Decisions’ proxy statement/prospectus/information statement regarding the proposed acquisition of Crystal Decisions by Business Objects. Investors and security holders of Business Objects and Crystal Decisions are urged to read the proxy statement/prospectus/information statement filed with the SEC on August 29, 2003, the definitive proxy statement/prospectus/information statement when it becomes available and any other relevant materials filed by Business Objects or Crystal Decisions with the SEC because they contain, or will contain, important information about Business Objects, Crystal Decisions and the proposed acquisition. The definitive proxy statement/prospectus/information statement will be mailed to the security holders of Business Objects and Crystal Decisions. The proxy statement/prospectus/information statement filed with the SEC on August 29, 2003, the definitive proxy statement/prospectus/information statement and other relevant materials (when they become available), and any other documents filed by Business Objects or Crystal Decisions with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Business Objects by contacting Business Objects

Business Objects Reports Q3 2003 Results

Investor Relations, 3030 Orchard Parkway, San Jose, California, 95134, 408-953-6000. Investors and security holders may obtain free copies of the documents filed with the SEC by Crystal Decisions by contacting Crystal Decisions Investor Relations, 895 Emerson Street, Palo Alto, California, 94301, 800-877-2340. Investors and security holders of Business Objects are urged to read the definitive proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting decision with respect to the proposed acquisition.

Bernard Liautaud, Business Objects’ Chairman and Chief Executive Officer, and certain of Business Objects other executive officers and directors may be deemed to be participants in the solicitation of proxies of Business Objects’ shareholders in connection with the proposed acquisition. A description of the interests of Mr. Liautaud and Business Objects’ other executive officers and directors in Business Objects is set forth in the Definitive Proxy Statement for Business Objects’ annual meeting of shareholders, which was filed with the SEC on April 8, 2003. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Mr. Liautaud and Business Objects’ other executive officers and directors in the proposed acquisition by reading the proxy statement/prospectus/information statement filed with the SEC on August 29, 2003 and the definitive proxy statement/prospectus/information statement when it becomes available.

Jonathan Judge, Crystal Decisions’ President and Chief Executive Officer, and certain of Crystal Decisions’ other executive officers and directors may be deemed to be participants in the solicitation of proxies of Business Objects’ stockholders in connection with the proposed acquisition. A description of the interests of Mr. Judge’s and Crystal Decisions’ other executive officers and directors in Crystal Decisions is set forth in the Preliminary Proxy Statement for Crystal Decisions’ annual meeting of stockholders, which was filed with the SEC on July 9, 2003. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Mr. Judge and Crystal Decisions’ other executive officers and directors in the proposed acquisition by reading the proxy statement/prospectus/information statement filed with the SEC on August 29, 2003 and the definitive proxy statement/prospectus/information statement when it becomes available.

About Business Objects

Business Objects is the world’s leading provider of enterprise business intelligence (BI) solutions. Business Objects enables organizations to track, understand, and manage enterprise performance. The company’s solutions leverage the information that is stored in an array of corporate databases, enterprise resource planning (ERP), and customer relationship management (CRM) systems.

Popular uses of BI include management dashboards and scorecards, enterprise performance management applications, customer intelligence applications, enterprise reporting, financial reporting, and both customer and partner extranets. These solutions

Business Objects Reports Q3 2003 Results

enable companies to gain visibility into their business, acquire and retain profitable customers, reduce costs, optimize the supply chain, increase productivity and improve financial performance.

Business Objects provides the industry’s most integrated business intelligence suite, called BusinessObjects Enterprise 6. This suite includes the industry’s best web query, reporting, and analysis; the most advanced and complete suite of analytic applications; and the best connectivity to packaged applications.

Business Objects has more than 18,000 customers in over 80 countries. The company’s stock is publicly traded under the ticker symbols NASDAQ: BOBJ and Euronext Paris (ISIN code FR0004026250 — BOB). It is included in the SBF 120 and IT CAC 50 French stock market indexes. Business Objects can be reached at 408-953-6000 and www.businessobjects.com.

BUSINESSOBJECTS is a trademark of Business Objects S.A. Other company and product names may be trademarks of the respective companies with which they are associated.

Business Objects Reports Q3 2003 Results

BUSINESS OBJECTS S.A.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands of US dollars, except per ADS and per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2003	2002	2003	2002

Revenues:	(unaudited)
Net license fees	$58,044	$53,736	$176,982	$177,826
Services	71,068	56,146	199,641	150,790

Total revenues	129,112	109,882	376,623	328,616
Cost of revenues:
Net license fees	1,088	742	2,845	1,804
Services	21,602	18,036	62,297	52,723

Total cost of revenues	22,690	18,778	65,142	54,527

Gross margin	106,422	91,104	311,481	274,089
Operating expenses:
Sales and marketing	59,954	56,056	174,684	162,897
Research and development	22,852	20,262	68,971	53,255
General and administrative	10,198	8,144	28,958	21,489
Acquired in-process technology	—	2,000	—	2,000
Restructuring	—	—	—	3,756

Total operating expenses	93,004	86,462	272,613	243,397

Income from operations	13,418	4,642	38,868	30,692
Interest and other income, net	4,058	4,435	11,414	15,318

Income before provision for income taxes	17,476	9,077	50,282	46,010
Provision for income taxes	(6,649)	(4,209)	(19,115)	(18,243)

Net income	$10,827	$4,868	$31,167	$27,767

Net income per ADS and share- basic	$0.17	$0.08	$0.49	$0.45

ADS and shares used in computing net income per ADS & per share- basic	63,370	62,295	62,969	61,827

Net income per ADS and share- diluted	$0.17	$0.08	$0.48	$0.43

ADS and shares and common share equivalents used in computing net income per ADS & per share- diluted	65,073	63,801	64,376	64,095

Business Objects Reports Q3 2003 Results

BUSINESS OBJECTS S.A.
CONSOLIDATED BALANCE SHEETS
(In thousands of US dollars)

	September 30, 2003	December 31, 2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$297,967	$233,941
Short-term investments	81,979	46,678
Restricted cash, current	18,073	8,654
Accounts receivable, net	88,778	98,623
Deferred taxes, net	11,104	12,920
Other current assets	24,653	14,131

Total current assets	522,554	414,947
Goodwill	72,964	75,416
Other intangible assets, net	8,738	10,810
Property and equipment, net	34,447	37,341
Restricted cash- long term	—	10,254
Deposits and other assets	3,346	3,040

Total assets	$642,049	$551,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,341	$20,105
Accrued payroll and related expenses	50,758	48,537
Deferred revenue	96,800	75,490
Income taxes payable	2,159	7,187
Other current liabilities	36,885	36,398
Notes payable- current portion	10,612	1,717

Total current liabilities	226,555	189,434
Notes and escrow payable	—	9,728
Long-term accrued rent	3,625	7,713
Total shareholders’ equity	411,869	344,933

Total liabilities and shareholders’ equity	$642,049	$551,808

Business Objects Reports Q3 2003 Results

BUSINESS OBJECTS S.A.
CONSOLIDATED CASH FLOW STATEMENT
(In thousands of US dollars)

	Nine Months Ended
	September 30

	2003	2002

	(unaudited)
Net Cash provided (used in) operating activities
Net income (loss)	$31,167	$27,767
Depreciation and amortization	12,088	13,259
Amortization of intangibles	2,072
Write-off of acquired in-process research & development	—	2,000
Deferred income taxes	1,857	41
Tax benefit from stock issuance	—	—
Changes in operating assets and liabilities
Decrease in accounts receivable	14,405	20,120
Decrease (increase) in current and other assets	(9,425)	1,959
Accrued other severance and restructuring	(335)	—
Increase (decrease) in accounts payable	8,065	(5,560)
Decrease in accrued payroll and related expenses	(455)	(1,385)
Decrease in income taxes payable	(4,709)	(6,164)
Increase in deferred revenue	17,364	5,890
Increase (decrease) in other current liabilities	(4,713)	30

Net cash provided by operating activities	67,381	57,957

Cash flows from investing activities
Purchase of property and equipment	(7,564)	(6,579)
Change in estimate in restructuring accrual for Acta acquisition	2,741
Business acquisitions and other investments	—	(62,454)
Sales (purchase) of short-term investments	(31,851)	—

Net cash used for investing activities	(36,674)	(69,033)

Cash flows from financing activities
Issuance of shares	14,675	14,782
Changes in restricted cash	793	(9,421)
Notes payable reductions	(793)	(833)
Increase in escrow payable	—	9,728

Net cash provided by (used for) financing activities	14,675	14,256

Effect of foreign exchange rate changes on cash and cash equivalents	18,644	22,755

Net increase (decrease) in cash and cash equivalents	64,026	25,935
Cash and cash equivalents at the beginning of the period	233,941	240,421

Cash and cash equivalents, end of the period	297,967	266,356
Short-term investments, end of period	81,979	—

Cash and cash equivalents and short term investments, end of the period	$379,946	$266,356

Business Objects Reports Q3 2003 Results

Supplemental Information
($ in millions, except where indicated)
(Unaudited)

	2002					2003

	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3

Revenue By Product Line
Net license fees	$63.3	$60.9	$53.7	$66.1	$244.0	$56.2	$62.7	$58.0
Services	44.3	50.3	56.1	60.1	210.8	62.3	66.3	71.1

Total	$107.6	$111.2	$109.8	$126.2	$454.8	$118.5	$129.0	$129.1

Revenue By Geography
Americas	$51.2	$57.3	$50.4	$54.8	$212.9	$51.9	$56.6	$55.3
Europe	49.1	47.0	51.9	63.6	212.4	57.8	63.0	63.3
Japan	4.1	4.2	4.9	4.7	17.9	5.5	4.8	5.5
Asia Pacific	3.2	2.7	2.6	3.1	11.6	3.3	4.6	5.0

Total	$107.6	$111.2	$109.8	$126.2	$454.8	118.5	129.0	129.1

Direct/Indirect — License Only
Direct	51%	52%	54%	60%	54%	59%	60%	57%
Indirect	49%	48%	46%	40%	46%	41%	40%	43%

Total	100%	100%	100%	100%	100%	100%	100%	100%

Gross Margin %	84%	84%	83%	84%	84%	82%	83%	82%
Operating Profit %	15%	9%	4%	13%	10%	9%	12%	10%
Net Income %	10%	11%	4%	10%	9%	7%	9%	8%
Diluted EPS	0.17	0.18	0.08	0.20	0.63	0.14	0.18	0.17
Ending Number of Employees	2,231	2,194	2,186	2,162		2,145	2,148	2111
DSO	68	65	62	70		53	57	62